Exhibit 4.67

Private & Confidential

Dated 26 July 2013

SECOND SUPPLEMENTAL AGREEMENT
relating to an
Overdraft Facility of up to US$8,000,000
to
AEGEAN BUNKERING SERVICES INC.

provided by
PIRAEUS BANK A.E.

	Contents
Clause		Page
1	Definitions	3
2	Agreement of the Bank	5
3	Amendments to Principal Agreement	5
4	Representations and warranties	6
5	Conditions	7
6	Relevant Parties' confirmation	8
7	Fees and expenses	8
8	Miscellaneous and notices	9
9	Applicable law	9
Schedule 1	Documents and evidence required as conditions precedent	10

THIS SECOND SUPPLEMENTAL AGREEMENT is dated 26 July 2013 and made BETWEEN:

(1)
AEGEAN BUNKERING SERVICES INC., a company incorporated under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall islands MH96960 (the "Borrower");

(2)	AEGEAN ACE MARITIME COMPANY, a company incorporated under the laws of the Hellenic Republic having its registered office at Akti Kondili 10, 185 45 Piraeus, Greece (the "Aegean Ace Guarantor");

(3)	AMP MARITIME S.A., a company incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (the "Aegean Champion Guarantor");

(4)
AEGEAN BUNKERS AT SEA NV, a company incorporated under the laws of Belgium having its registered office at 2960 Brecht, Nijverheidstraat 7, Belgium, registered with the Crossroads Bank for Enterprises under number 0468.973.422 (the "Sara Guarantor" and, together with the Aegean Ace Guarantor and the Aegean Champion Guarantor, the "Owners");

(5)
AEGEAN MANAGEMENT SERVICES M.C., a company incorporated under the laws of the Hellenic Republic having its registered office at Akti Kondili 10, 185 45 Piraeus, Greece (the "Aegean Management Guarantor");

(6)
AEGEAN MARINE PETROLEUM NETWORK INC. a company incorporated under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall Islands MH96960 (the "AMPNI Guarantor"); and

(7)
PIRAEUS BANK A.E., a company incorporated under the laws of Greece having its registered office at 4 Amerikis, 105 64 Athens, Greece and acting for the purposes of this Agreement through its branch at 47-49 Akti Miaouli, Piraeus 185 36, Greece (the "Bank").

WHEREAS:

(A)
this Agreement is supplemental to a facility agreement dated 30 March 2011 (the "Original Agreement") made between the Bank as lender and the Borrower as borrower as amended and supplemented by a supplemental agreement dated 29 June 2012 made between the Borrower, the Owners, the Aegean Management Guarantor, the AMPNI Guarantor and the Bank (the "First Supplemental Agreement" and, together with. the Original Agreement, the "Principal Agreement"), pursuant to which the Bank agreed to make available (and has made available) to the Borrower a revolving overdraft facility of up to Eight million Dollars ($8,000,000), for the purposes stated therein;

(B)	the Borrower and the other Security Parties requested that the Maturity Date is extended to 30 April 2014; and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrower, provide its consent to the above amendments and other arrangements.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2           Definitions

In this Agreement, unless the context otherwise requires:

"Aegean Ace" means the motor vessel Aegean Ace, a 1992-built, (approximately) 1,615 dwt double-hull tanker registered under the name and in the ownership of the Aegean Ace Guarantor under the laws and flag of the Hellenic Republic with IMO Number 9038232;

"Aegean Ace Mortgage Addendum" means a second addendum to the Mortgage over Aegean Ace, executed or (as the context may require) to be executed by the Aegean Ace Guarantor in favour of the Bank, in such form as the Bank may require in its sole discretion;

"Aegean Champion" means the motor vessel Aegean Champion, a 1991-built, (approximately) 23,400 dwt double-hull tanker registered under the name and in the ownership of the Aegean Champion Guarantor under the laws and flag of the Republic of Liberia with IMO Number 9010802;

"Aegean Champion Mortgage Addendum" means a second addendum to the Mortgage over Aegean Champion, executed or (as the context may require) to be executed by the Aegean Champion Guarantor in favour of the Bank, in such form as the Bank may require in its sole discretion;

"Effective Date" means the date, no later than 2 August 2013, on which the Bank notifies the Borrower in writing that the Bank has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

"Loan Agreement" means the Principal Agreement as amended by this Agreement;

"Mortgage" means:

(a)
in relation to Aegean Ace, a first preferred Greek mortgage over Aegean Ace dated 30 March 2011 as amended and supplemented by an addendum dated 29 June 2012, each executed by the Aegean Ace Guarantor in favour of the Bank; or

(b)
in relation to Aegean Champion, a first preferred Liberian mortgage over Aegean Champion dated 30 March 2011 as amended and supplemented by an amendment No. 1 thereto dated 29 June 2012, each executed by the Aegean Champion guarantor in favour of the Bank;

"Mortgage Addenda" means, together, the Aegean Ace Mortgage Addendum and the Aegean Champion Mortgage Addendum and "Mortgage Addendum" means either of them;

"Relevant Documents" means, together, this Agreement, the Mortgage Addenda and any other document executed by any Relevant Party in connection with this Agreement and "Relevant Document" means any of them; and

"Relevant Parties" means the Borrower, the Owners, the Aegean Management Guarantor and the AMPNI Guarantor or, where the context so requires or permits, means any or all of them.

1.3           Principal Agreement

References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

1.4           Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5           Construction of certain terms

Clauses 1.2 to 1.4 (inclusive) of the Principal Agreement shall apply to this agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

1.6           Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2           Agreement of the Bank

The Bank, relying upon the representations and warranties on the part of Relevant Parties contained in clause 4, agrees with the Borrower that, with effect on and from the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 2 August 2013 of the conditions contained in clause 5 and schedule 1, the Bank agrees to:

(a)	the extension of the Maturity Date to 30 April 2014; and

(b)	the amendment of the Principal Agreement in accordance with clause 3.

3              Amendments to Principal Agreement

3.1           Amendments

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended so as to read in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Bank and the Borrower upon such terms as so amended):

3.1.1	by deleting the definition of "Maturity Date" in clause 1.2 of the Principal Agreement by inserting in its place the following new definition of "Maturity Date":

""Maturity Date" means 30 April 2014 or such later date as the Bank may agree in its absolute discretion and notify to the Borrower pursuant to clause 4.3;";

3.1.2
by inserting in the correct alphabetical order in clause 1.2 of the Principal Agreement the following new definitions of "Aegean Ace Mortgage", "Aegean Champion Mortgage", "Second Aegean Ace Mortgage Addendum", "Second Aegean Champion Mortgage Addendum" and "Second Supplemental Agreement":

""Aegean Ace Mortgage" means a first preferred Greek mortgage over Aegean Ace dated 30 March 2011 as amended and supplemented by the Aegean Ace Mortgage Addendum and the Second Aegean Ace Mortgage Addendum, each executed by the Aegean Ace Guarantor in favour of the Bank;";

""Aegean Champion Mortgage" means a first preferred Liberian mortgage over Aegean Champion dated 30 March 2011 as amended and supplemented by the Aegean Champion Mortgage Addendum and the Second Aegean Champion Mortgage Addendum, each executed by the Aegean Champion Guarantor in favour of the Bank;";

""Second Aegean Ace Mortgage Addendum" means a second addendum to the Aegean Ace Mortgage in respect of Aegean Ace executed or (as the context may require) to be executed by the Aegean Ace Guarantor in favour of the Bank under the Second Supplemental Agreement, in such form as the Bank may require in its sole discretion;";

""Second Aegean Champion Mortgage Addendum" means a second addendum to the Aegean Champion Mortgage in respect of Aegean Champion executed or (as the context may require) to be executed by the Aegean Champion Guarantor in favour of the Bank under the Second Supplemental Agreement, in such form as the Bank may require in its sole discretion;";

""Second Supplemental Agreement" means the agreement dated 26 July 2013 made between the Borrower, the Owners, the Corporate Guarantors and the Bank, supplemental to this Agreement;";

3.1.3
by deleting the definitions of "Aegean Ace Mortgage Addendum" and "Aegean Champion Mortgage Addendum" in clause 1.2 of the Principal Agreement in their entirety and by inserting in their place the following new definitions of "Aegean Ace Mortgage Addendum" and "Aegean Champion Mortgage Addendum" respectively:

""Aegean Ace Mortgage Addendum" means the addendum to the Aegean Ace Mortgage dated 29 June 2012 executed by the Aegean Ace Guarantor in favour of the Bank;";

""Aegean Champion Mortgage Addendum" means the addendum to the Aegean Champion Mortgage dated 29 June 2012 executed by the Aegean Champion Guarantor in favour of the Bank;"; and

3.1.4	by inserting the words "the Second Supplemental Agreement," after the words "the Supplemental Agreement," in the definition of "Security Documents" in clause 1.2 of the Principal Agreement.

3.2           Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

4              Representations and warranties

4.1           Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of each Corporate Guarantee were true and correct on the date of the Principal Agreement and each Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorize the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

save for the registration of each Mortgage Addendum with the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents (other than the Mortgage Addenda), the choice of Greek law to govern the Aegean Ace Mortgage Addendum and the choice of Liberian law to govern the Aegean Champion Mortgage Addendum, and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts or (as the case may be) the courts of Piraeus, are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2           Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 7 of the Loan Agreement and clause 4 of each Corporate Guarantee shall be deemed to be repeated by the Relevant Parties, on the Effective Date, as if made with reference to the facts and circumstances existing on such day.

5             Conditions

5.1           Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative, on or before 2 August 2013, of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2           General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3           Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6              Relevant Parties' confirmation

6.1           Security Documents

Each of the Relevant Parties hereby confirm their consent to the amendment of the Principal Agreement as set out in clause 3, and to the other arrangements contained in this Agreement, and agree that:

6.1.1
each of the Security Documents to which it is a party, and its obligations thereunder shall remain and continue in full force and effect notwithstanding the said amendments to the Principal Agreement, and the other arrangements contained in this Agreement;

6.1.2	its obligations under the relevant Security Documents to which it is a party includes any and all amounts owing by the Borrower under the Principal Agreement as amended by this Agreement; and

6.1.3
with effect from the Effective Date references to "the Agreement" or "the Loan Agreement" or the "Facility Agreement" (or equivalent or similar references) in any of the Security Documents to which it is a party, shall henceforth be references to the Principal Agreement as amended and supplemented by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrower hereunder.

7              Fees and expenses

7.1	The Borrower shall pay to the Bank a fee of $40,000 on the date of this Agreement. The fee referred to in this clause 7.1 is non-refundable.

7.2	The Borrower agrees to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement, the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement or the other Relevant Documents;

7.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.3           Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

7.4           Stamp and other duties

The Borrower agrees to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8              Miscellaneous and notices

8.1           Notices

The provisions of clause 16.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Relevant Parties or any of them hereunder shall be sent to the same address as the address indicated for the "Borrower" in the said clause 16.1.

8.2           Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9              Applicable law

9.1           Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

9.2           Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Little Coombe, Longfield Road, Dorking, Surrey RH4 3DE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1             Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and its shareholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(A)	being true and correct;

(B)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders of such Relevant Party each duly convened and held;

(C)	not having been amended, modified or revoked; and

(D)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2             Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party in connection with, the execution, delivery, and performance of the Relevant Documents to which they are or will be a party;

3             Relevant Documents

each of the Relevant Documents duly executed;

4             Mortgage Addenda

evidence that each of the Mortgage Addenda has been executed and registered through the relevant Registry;

5             Liberian and Marshall Islands opinion

an opinion of Messrs Reeder & Simpson, special legal advisers on matters of Liberian and Marshall Islands law to the Bank;

6             Belgian opinion

an opinion of Linklaters LLP, special legal advisers on matters of Belgian law to the Bank;

7             Greek opinion

an opinion of Mr. John Charalarnpides, special legal adviser on matters of Greek law to the Bank;

8             Process agent

an original or certified true copy of a letter from the Relevant Parties' agent for receipt of service of proceedings accepting its appointment under this Agreement and each of the Relevant Documents in which it is or is to be appointed as the Relevant Parties' agent; and

9             Registration forms

such statutory forms duly signed by the Borrower and any other Relevant Party to the Relevant Documents as may be required by the Bank to perfect the security contemplated by the Relevant Documents.

EXECUTED as a DEED	)
by Ypapanti Koumbiadou	)
for and on behalf of	)
AEGEAN BUNKERING SERVICES INC.	)
as Borrower	)	/s/ Ypapanti Koumbiadou
in the presence of:	)	Attorney--in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Kyriakos Kyriakou	)
for and on behalf of	)
AEGEAN ACE MARITIME COMPANY	)
as Corporate Guarantor	)	/s/ Kyriakos Kyriakou
in the presence of:	)	Attorney-in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Ypapanti Koumbiadou	)
for and on behalf of	)
AMP MARITIME S.A.	)
as Corporate Guarantor	)	/s/ Ypapanti Koumbiadou
in the presence of:	)	Attorney-in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Ypapanti Koumbiadou	)
for and on behalf of	)
AEGEAN BUNKERS AT SEA NV.	)
as Corporate Guarantor	)	/s/ Ypapanti Koumbiadou
in the presence of:	)	Attorney-in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Kyriakos Kyriakou	)
for and on behalf of	)
AEGEAN MANAGEMENT SERVICES M.C.	)
as Corporate Guarantor	)	/s/ Kyriakos Kyriakou
in the presence of:	)	Attorney-in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Ypapanti Koumbiadou	)
for and on behalf of	)
AEGEAN MARINE PETROLEUM NETWORK INC.	)
as Corporate Guarantor	)	/s/ Ypapanti Koumbiadou
in the presence of:	)	Attorney-in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Maria Youryi	)	/s/ Maria Youryi
and by Jason Dallas	)	Authorized Signatory
for and on behalf of	)
PIRAEUS BANK A.E.	)	/s/ Jason Dallas
in the presence of:	)	Attorney-in-fact

/s/ Sarah Charig
Witness
Name: Sarah Charig
Address: Trainee Solicitor
Occupation: Norton Rose Fulbright Greece